Exhibit 4.6
     EXECUTION COPY
CERTIFICATE ISSUANCE ORDER
Floating Rate Asset Backed Certificates, Class 2007-A
     The undersigned hereby certifies, pursuant to the Trust Agreement dated as of February 13, 2007 (the “Trust Agreement”), between Wholesale Auto Receivables LLC, a Delaware limited liability company (the “Depositor”), and HSBC Bank USA, National Association, a national banking association, as Owner Trustee (the “Owner Trustee”), that there has been established pursuant to and in conformity with resolutions duly adopted by the Board of Directors of the Depositor, a class of Certificates to be issued under and in conformity with the Trust Agreement, which class of Certificates shall have the terms specified herein. Capitalized terms used and not otherwise defined herein shall have the meanings specified in Appendix 1 hereto or, if not defined therein, then shall have the meanings set forth in Part 1 of Appendix A to the Trust Sale and Servicing Agreement, dated as of February 13, 2007, among Superior Wholesale Inventory Financing Trust 2007-AE-1 (the “Issuing Entity” or the “Trust”), the Depositor and GMAC LLC (the “Trust Sale and Servicing Agreement”).
1.	Designation and Certificate Balance.

1.1	The designation of the class of Certificates is the Floating Rate Asset Backed Certificates, Class 2007-A (the “Certificates”). The Certificates shall be in the form set forth in Exhibit A hereto. For the purposes of the Trust Agreement and the other Basic Documents, the Certificates shall be a separate class of Certificates.

1.2	The Certificate Balance of the Certificates to be authenticated and delivered pursuant to the Trust Agreement on the Certificate Closing Date is $209,300,000.

1.3	The Certificates shall be issued on the “Certificate Closing Date.”

2.	Denomination, Form, Book Entry Registration and Transfer Restrictions.

2.1	Denominations. The Certificates (other than those initially issued to the Depositor) will be issued and authorized in minimum denominations of $2,500,000 (or such other amount as the Depositor may determine in order to prevent the Trust from being treated as a “publicly-traded partnership” under Section 7704 of the Code, but in no event less than $2,500,000).

2.2	Certificates. The Certificates to be issued on the Certificate Closing Date to the Depositor shall be issued as Definitive Certificates.

2.3	Clearing Agency. For the Certificates, there shall be no Clearing Agency.

2.4	Definitive Certificates. The Depositor shall receive a Definitive Certificate representing the Certificateholder’s interest in a Certificate

2.4.1	The Definitive Certificates shall become void in their entirety unless presented for payment within a period of 10 years from the relevant date in respect thereof. After the date on which the Certificates becomes void in their entirety, no claim may be made in respect thereof. In this Section 2.4.2, the “relevant date” is the date on which a payment first becomes due or (if the full amount of the moneys payable has not been duly received by the Owner Trustee on or prior to such date) the date on which the full amount of such moneys having been so received, notice to that effect is duly given to the Holders of the Certificates.
2.5	Authentication Agent; Certificates Registrar.

2.5.1	The initial Authentication Agent for the Certificates will be the Owner Trustee.

2.5.2	The initial Certificates Registrar for the Certificates will be the Owner Trustee.

2.6	Transfer Restrictions

2.6.1	The Certificates (or interests therein) may not be acquired by or for the account of (i) a Benefit Plan or (ii) an employee benefit plan or plan that is not subject to the provisions of Title I of ERISA (including, without limitation, foreign or governmental plans) if such acquisition would result in a non-exempt prohibited transaction under, or a violation of, any applicable law that is substantially similar to ERISA or Section 4975 of the Code. By accepting and holding a Certificate (or interest therein), the Holder thereof and any related Certificate Owner shall each be deemed to have represented and warranted that it is not, nor is it acquiring the Certificate for the account of, (i) a Benefit Plan or (ii) an employee benefit plan or plan that is not subject to the provisions of Title I of ERISA (including, without limitation, foreign or governmental plans) if such acquisition would result in a non-exempt prohibited transaction under, or a violation of, any applicable law that is substantially similar to ERISA or Section 4975 of the Code. The Certificates are also subject to the minimum denomination specified in Section 2.1.

2.6.2	The Certificates will not be registered under the Securities Act or the securities or blue sky laws of any other jurisdiction. Consequently, the Certificates are not transferable other than pursuant to an exemption from the registration requirements of the Securities Act and satisfaction of certain other provisions specified herein. No sale, pledge or other transfer of the Certificates (or interest therein) may be made by any Person unless either (i) such sale, pledge or other transfer is made to the Depositor, (ii) so long as the Certificates are eligible for resale pursuant to Rule 144A under the Securities Act, such sale, pledge or other transfer is made to a person whom the transferor reasonably believes after due inquiry is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act (a “Qualified Institutional Buyer”) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are Qualified Institutional Buyers) to whom notice is given that the sale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act, or (iii) such sale, pledge or other transfer is otherwise made in a transaction exempt from the registration requirements of the Securities Act, in which case (A) the Owner Trustee shall require that both the prospective transferor and the prospective transferee certify to the Owner Trustee and the Depositor in writing the facts surrounding such transfer, which certification shall be in form and substance satisfactory to the Owner Trustee and the Depositor, and (B) the Owner Trustee shall require a written opinion of counsel (which will not be at the expense of the Depositor or the Owner Trustee) satisfactory to the Depositor and the Owner Trustee to the effect that such transfer will not violate the Securities Act. No sale, pledge or other transfer may be made to any one person for Certificates with a face amount of less than $2,500,000 (or such other amount as the Depositor may determine in order to prevent the Trust from being treated as a “publicly traded partnership” under Section 7704 of the Code, but in no event less than $2,500,000) and, in the case of any Person acting on behalf of one or more third parties (other than a bank (as defined in Section 3(a)(2) of the Securities Act) acting in its fiduciary capacity), for Certificates with a face amount of less than such amount for each such third party. Any attempted transfer in contravention of the immediately preceding restriction will be void ab initio and the purported transferor will continue to be treated as the owner of the Certificates for all purposes. Neither the Depositor nor the Owner Trustee shall be obligated to register the Certificates under the Securities Act, qualify the Certificates under the securities laws of any state or provide registration rights to any purchaser or holder thereof.
3.	Specified Support Arrangements.

With respect to the Certificates, there shall be no Specified Support Arrangements.

4.	Allocation and Payment of Interest.

4.1	Payment of Interest.

4.1.1	Interest on the Certificate Balance (without reduction for unreimbursed Trust Charge-Offs or Reallocated Principal Amounts) of the Certificates will be payable in arrears by the Trust. Interest will accrue from and including the Certificate Closing Date, or from and including the most recent Monthly Distribution Date on which interest has been paid, to but excluding the current Monthly Distribution Date. Interest accrued as of any Monthly Distribution Date, but not paid on such Monthly Distribution Date, will be due on the next Monthly Distribution Date.

4.1.2	Interest on the Certificates will accrue at a rate equal to One-Month LIBOR plus 2.50% per annum and will be payable on each Monthly Distribution Date, and will be calculated on the basis of the Actual/360 Day Count.

4.1.3	Notwithstanding the foregoing Sections 4.1.1 through 4.1.2, interest will be payable from, and only to the extent of, amounts paid by the Trust to the Certificate Distribution Account with respect to the Certificates pursuant to Section 4.5(c)(i)(Clause(3))(l) of the Trust Sale and Servicing Agreement.

5.	Allocations and Distributions in Respect of Certificate Balance.

5.1	General.

5.1.1	During the Revolving Period, until the commencement of either the Payment Period for the Certificates or a Rapid Amortization Period for the Certificates which is not an Early Amortization Period for the Trust, no distributions of Certificate Balance on the Certificates shall be required or distributed and Available Trust Principal shall not be set aside for such purpose.

5.1.2	For the Certificates, there shall be no Required Payments or Servicer Liquidity Advances as contemplated by Section 4.5(e) of the Trust Sale and Servicing Agreement, and the term “Priority Payment Amount” shall have no effect.

5.1.3	For purposes of Section 6.2(b)(iv) of the Trust Sale and Servicing Agreement, the period of time which begins upon the commencement of a Payment Period, Cash Accumulation Period or Rapid Amortization Period for the Certificates and which ends upon the Certificate Balance of the Certificates being paid or provided for in full shall constitute a “Daily Remittance Period.”

5.1.4	During any period in which funds are being set aside or distributed in respect of the Certificate Balance of the Certificates, no amount shall be set aside or distributed to the extent that it would cause the total amount so set aside or distributed to exceed the Certificate Balance of the Certificates.

5.2	Deposits of Principal Collections.

5.2.1	During Payment Period. On each day during the Payment Period for the Certificates until the Certificate Balance of the Certificates have been distributed or provided for in full, after the Fully Funded Date for all outstanding series of Term Notes and Revolving Notes has occurred, the Servicer will instruct the Indenture Trustee to withdraw from the Collection Account and transfer to the Trust for deposit in the Certificate Distribution Account for the Certificates all Available Trust Principal allocated to the Certificates on such day pursuant to the applicable clause of Section 4.5(d) of the Trust Sale and Servicing Agreement.

5.2.2	During Cash Accumulation Period. On each day during the Cash Accumulation Period until the Certificate Balance of the Certificates has been distributed or provided for in full, after the Fully Funded Date for all outstanding series of Term Notes and Revolving Notes has occurred, the Servicer will instruct the Indenture Trustee to withdraw from the Collection Account and deposit in the Certificate Cash Accumulation Account all Available Trust Principal allocated to the Certificates on such day pursuant to the applicable clause of Section 4.5(d) of the Trust Sale and Servicing Agreement until the amount on deposit in the Certificate Cash Accumulation Account equals the Certificate Balance of the Certificates. Immediately upon the earliest of (i) the Certificate Targeted Final Distribution Date, (ii) the occurrence of a Rapid Amortization Event, and (iii) the date on which the Revolving Period cannot recommence and the Rating Agency Condition shall have been satisfied, the Indenture Trustee shall withdraw any amounts held in the Certificate Cash Accumulation Account (other than Investment Proceeds thereon) and transfer such amounts to the Trust for deposit into the Certificate Distribution Account. The Trust will use amounts in the Certificate Cash Accumulation Account only to make payments as provided in this Certificate Issuance Order.
5.2.3	During Rapid Amortization Period. Immediately upon the commencement of a Rapid Amortization Period for the Certificates, the Indenture Trustee shall withdraw any amounts held in the Certificate Cash Accumulation Account (other than Investment Proceeds thereon) and transfer such amounts to the Trust for deposit into the Certificate Distribution Account; and on each day during the Rapid Amortization Period for the Certificates, after the Fully Funded Date for all outstanding series of Term Notes and Revolving Notes has occurred, all Available Trust Principal allocated to the Certificates on such day pursuant to the applicable clause of Section 4.5(d) of the Trust Sale and Servicing Agreement will be deposited in the Certificate Distribution Account with respect to the Certificates. All amounts so allocated during a Rapid Amortization Period will be distributed to the Holders of the Certificates on the related Monthly Distribution Date.

5.3	Distributions in Respect of Certificate Balance.

5.3.1	Certificate Targeted Final Distribution Date. On the Certificate Targeted Final Distribution Date, unless a Rapid Amortization Period has earlier commenced, the Owner Trustee shall withdraw from the Certificate Distribution Account (and, if a Cash Accumulation Period is then in effect, the Indenture Trustee shall transfer all amounts on deposit in the Certificate Cash Accumulation Account to the Certificate Distribution Account with respect to the Certificates) and distribute to the Holders of the Certificates the lesser of:
(a)	the Certificate Balance of the Certificates and

(b)	the amount of funds available in the Certificate Distribution Account for that purpose on such Monthly Distribution Date.
5.3.2	Following the Certificate Targeted Final Distribution Date. If the amount distributed to the Holders of the Certificates on the Certificate Targeted Final Distribution Date was less than the Certificate Balance of the Certificates on the Certificate Targeted Final Distribution Date and if a Rapid Amortization Period is not then in effect, then on each Monthly Distribution Date thereafter, the Servicer shall instruct the Owner Trustee to withdraw from the Certificate Distribution Account for payment to the Holders of the Certificates the funds deposited in the Certificate Distribution Account with respect to the Certificates.

5.3.3	During Rapid Amortization Period. On each Monthly Distribution Date related to a Rapid Amortization Payment Date, the Owner Trustee (based on the Servicer’s Accounting for such Monthly Distribution Date) shall distribute to the Holders of the Certificates the lesser of the amount of Available Principal Funds for such Monthly

Distribution Date and the Certificate Balance of the Certificates on the last day of the related Collection Period.
6.	Payment Period, Rapid Amortization Period and Cash Accumulation Period.

6.1	Payment Period.

6.1.1	Unless a Cash Accumulation Period or a Rapid Amortization Period for the Certificates has commenced and is continuing, the Payment Period for the Certificates will commence upon a date that is no earlier than July 1, 2009 and no later than December 1, 2009 (the “Latest Commencement Date”). On the Determination Date in June 2009 and on each Determination Date thereafter before the commencement of the Payment Period, the Servicer will determine the date, if any, on which the Payment Period shall commence prior to the Latest Commencement Date, by calculating the Required Payment Period Length. The Payment Period will commence with the first day of the Collection Period which follows the first Determination Date on which the Required Payment Period Length is equal to or greater than the number of full Collection Periods remaining between such Determination Date and the Certificate Targeted Final Distribution Date.
     The “Required Payment Period Length” as of a Determination Date, is calculated as follows (rounded up in all cases to the nearest whole integer):

Required		Outstanding Balance
Payment Period	=	Recent Minimum Daily Trust Balance x Minimum Monthly Payment Rate
Length
where, for purposes of this equation only:
“Outstanding Balance” is the Certificate Balance of all Certificates and the outstanding principal balance of all Notes with scheduled Payment Periods during the Payment Period for the Certificates;
“Recent Minimum Daily Trust Balance” is the minimum expected Daily Trust Balance during the period between such Determination Date and December 31, 2009 as determined by the Servicer; and
“Minimum Monthly Payment Rate” is the minimum Monthly Payment Rate during the twelve Collection Periods preceding such Determination Date.
6.1.2	The Payment Period for the Certificates will terminate upon the earliest of (1) the occurrence of a Cash Accumulation Event, (2) the Certificate Balance of the Certificates is paid or provided for in full, and (3) the occurrence of a Rapid Amortization Event.

6.1.3	If the Payment Period for the Certificates shall be terminated upon the occurrence of an Early Amortization Event described in clauses (g) or (i) of Section 9.1 of the Trust Sale and Servicing Agreement and no other Early Amortization Event has occurred, such Payment Period shall be recommenced if the Depositor elects to recommence the Revolving Period as described in Section 9.5(a) of the Trust Sale and Servicing Agreement. If the Payment Period for the Certificates shall be terminated upon the commencement of the Wind Down Period prior to the Final Revolving Period Termination Date, such Payment Period shall be recommenced, if the Depositor elects to recommence the Revolving Period as described in Section 9.5(b) of the Trust Sale and Servicing Agreement.
6.2	Rapid Amortization Period.

6.2.1	“Rapid Amortization Period” for the Certificates will commence upon the occurrence of a Rapid Amortization Event and will end upon the earliest to occur of (i) the date on which the Certificate Balance of the Certificates is paid in full and (ii) the Trust Termination Date.

6.2.2	“Rapid Amortization Event” for the Certificates means any of the following events:
(a)	the occurrence of any of the Early Amortization Events set forth in Sections 9.1(a) and (n) of the Trust Sale and Servicing Agreement,

(b)	either the Trust or the Depositor becomes required to register as an “investment company” within the meaning of the Investment Company Act, and

(c)	any Rapid Amortization Event for the Term Notes.
6.3	Cash Accumulation Period.

6.3.1	A “Cash Accumulation Period” for the Certificates will commence upon the occurrence of a Cash Accumulation Event and will terminate on the earliest to occur of:
(a)	the date on which the Certificate Balance of the Certificates is paid in full,

(b)	the occurrence of a Rapid Amortization Event for the Certificates,

(c)	the Trust Termination Date, and

(d)	the date on which, pursuant to Section 9.5(a) of the Trust Sale and Servicing Agreement, the Revolving Period recommences.
6.3.2	“Cash Accumulation Event” for the Certificates means any of the following events:
(a)	any of the Early Amortization Events other than the Early Amortization Events specified in Sections 9.1(a) and (n) of the Trust Sale and Servicing Agreement, and

(b)	the commencement of the Wind Down Period.

6.3.3	If a Cash Accumulation Period commences as a result of the occurrence of an Early Amortization Event described in clauses (g) or (i) of Section 9.1 of the Trust Sale and Servicing Agreement and no other Early Amortization Event has occurred, such Cash Accumulation Period may be terminated, and the Revolving Period may be recommenced, if the Depositor elects to recommence the Revolving Period as described in Section 9.5(a) of the Trust Sale and Servicing Agreement.

7.	Optional Purchase by the Servicer.

7.1	At any time from and after the time that:
(a)	the Daily Trust Balance is equal to or less than 10% of the highest sum, at any time since the Initial Closing Date, of the Daily Trust Balance plus the Cash Collateral Amount plus the total of all amounts on deposit in the Accumulation Accounts and Distribution Accounts; and

(b)	either no Term Notes are outstanding or the Wind Down Period is in effect, the Servicer may, at its option, purchase from the Trust, as of the last day of any Collection Period, all remaining receivables and other assets then held by the Trust, at a price equal to the aggregate Administrative Purchase Payments for such receivables plus the appraised value of such other assets (which price will not be less than the outstanding principal balance and unpaid interest on all notes and Certificates). Such amount will be treated as Trust Principal Collections received during such Collection Period to the extent of the principal portion of the aggregate Administrative Purchase Payments so paid, with the remainder being Trust Interest Collections.
8.	Certificate Cash Accumulation Reserve Fund.

For the Certificates, there shall be no Cash Accumulation Reserve Fund.

9.	Certificate Cash Accumulation Account.

9.1	The Servicer, for the benefit of the Holders of the Certificates, shall establish and maintain in the name of the Indenture Trustee an Eligible Deposit Account (the “Certificate Cash Accumulation Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Holders of the Certificates. The Certificate Cash Accumulation Account shall be a Designated Account.

9.2	Certificate Cash Accumulation Account Earnings shall constitute Shared Investment Proceeds.

10.	[Reserved].

11.	Pledge of the Certificate Account Property.

In order to provide for timely payments in accordance with Section 4.5 of the Trust Sale and Servicing Agreement and the terms of the Certificates, to assure the availability for the benefit of the Certificateholders, of the amounts maintained in the Certificate Cash Accumulation Account and the Certificate Distribution Account, the Trust hereby pledges to the Indenture Trustee and its successors and assigns, all its right, title and interest in and to the Certificate Cash Accumulation Account and all proceeds of the foregoing, including, without limitation, all other amounts and investments held from time to time in the Certificate Cash Accumulation Account (whether in the form of deposit accounts, Physical Property, book-entry securities, uncertificated securities or otherwise), (collectively, the “Certificate Account Property”), to have and to hold all the aforesaid property, rights and privileges unto the Indenture Trustee, its successors and assigns, in trust for the uses and purposes, and subject to the terms and provisions, set forth in this Certificate Issuance Order and in Section 4.6 of the Trust Sale and Servicing Agreement. The Indenture Trustee shall hold and distribute the Certificate Account Property in accordance with the terms and provisions of the Trust Sale and Servicing Agreement. By its acknowledgment of this Certificate Issuance Order of the Certificates, the Indenture Trustee acknowledges and accepts such trusts as are specified herein with respect to the Certificate Account Property.
* * * *
          The undersigned has read or has caused to be read the Trust Agreement, including the provisions of Section 3.3 and the definitions relating thereto, and the resolutions adopted by the Board of Directors referred to above. Based on such examination, the undersigned has, in the undersigned’s opinion, made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether all conditions precedent set forth in the Trust Agreement and the other Basic Documents relating to the establishment of the form and terms of a class of Certificates under the Trust Agreement have been complied with. In the opinion of the undersigned, all such conditions precedent have been complied with in respect of the Certificates.
* * * *

     IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate Issuance Order as of February 13, 2007.

WHOLESALE AUTO RECEIVABLES LLC
By:	/s/ Carl J. Vannatter
	Name:	Carl J. Vannatter
	Title:	Vice President

Acknowledged and Accepted: The Bank of New York Trust Company, N.A., not in its individual capacity, but solely as Indenture Trustee
By:	/s/ Keith R. Richardson
	Name:	Keith R. Richardson
	Title:	Vice President

HSBC Bank USA, National Association not in its individual capacity, but solely as Owner Trustee
By:	/s/ Elena Zheng
	Name:	Elena Zheng
	Title:	Assistant Vice President

APPENDIX 1
to
CERTIFICATE ISSUANCE ORDER
FOR THE CertificateS
Definitions.
1.	Reference to General Rule.
     Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Trust Agreement and in Appendix A to the Trust Sale and Servicing Agreement dated as of February 13, 2007 among GMAC LLC, as Servicer, Wholesale Auto Receivables LLC, as Depositor, and Superior Wholesale Inventory Financing Trust 2007-AE-1, as Issuing Entity. All references herein to “the Certificate Issuance Order” are to the Certificate Issuance Order with respect to the Certificates, dated February 13, 2007.
2.	Definitions Specific to the Certificates.
     The following terms are defined with respect to the Certificates only, are not defined in Appendix A to the Trust Sale and Servicing Agreement and, when used in the Basic Documents, shall have the defined meanings set forth below:
     Certificate Closing Date: February 13, 2007.
     Certificate Rate: The interest rate specified in Section 4.1 of the Certificate Issuance Order.
3.	Specification for Certificates of Terms Defined in Appendix A to the Trust Sale and Servicing Agreement.
     The following terms, when used in the Trust Agreement, the Trust Sale and Servicing Agreement and/or other Basic Documents, with respect to the Certificates, shall have the meanings set forth below (and, if used in the Certificate Issuance Order, shall be used with respect to the Certificates only, except where expressly indicated otherwise):
     Certificate Cash Accumulation Account: The account established as provided in Section 9.1 of the Certificate Issuance Order.
     Certificate Cash Accumulation Account Earnings: On a Monthly Distribution Date, the investment earnings during the related Collection Period on funds deposited in the Certificate Cash Accumulation Account, net of losses and investment expenses with respect to such funds.
     Certificate Stated Final Distribution Date: The Monthly Distribution Date in January 2012.
     Certificate Targeted Final Distribution Date: The Monthly Distribution Date in January 2010.

     Actual/360 Day Count: For the computation of accrued interest, means using the actual number of days elapsed during the period from and including the preceding Monthly Distribution Date (or, in the case of the initial Monthly Distribution Date, from and including the Certificate Closing Date) to but excluding the current Monthly Distribution Date, and a year of 360 days.
     Cash Accumulation Event: Any of the events set forth as such in Section 6.3.2 of the Certificate Issuance Order.
     Cash Accumulation Period: A period described as such in Section 6.3.1 of the Certificate Issuance Order.
     Daily Remittance Period: Has the meaning set forth in Section 5.1.3 of the Certificate Issuance Order.
     Fully Funded Date: The day on which:
(a)	the sum of the amount on deposit in the Certificate Cash Accumulation Account and in the Certificate Distribution Account for the Certificate Balance of the Certificates equals the Certificate Balance of the Certificates, or

(b)	the Certificates have been paid in full.
     Payment Period: The period described as such in Section 6.1 of the Certificate Issuance Order.
     Rapid Amortization Event: Any of the events set forth as such in Section 6.2.2 of the Certificate Issuance Order.
     Rapid Amortization Payment Date: Each Monthly Distribution Date, commencing with the Monthly Distribution Date related to the first full calendar month following the commencement of the Rapid Amortization Period and continuing until the earlier of the date that the Certificate Balance of the Certificates is distributed in full or the Trust Termination Date.
     Rapid Amortization Period: The period described as such in Section 6.2.1 of the Certificate Issuance Order.
     Required Payment Period Length: With respect to the Payment Period, the period of time described in Sections 6.1.1 and 6.1.2 of the Certificate Issuance Order.

EXHIBIT A
[FORM OF CLASS 2007-A CERTIFICATE]

NUMBER	$_____________
R_____	CUSIP NO. _____
SEE REVERSE FOR CERTAIN DEFINITIONS
          THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE IN THE UNITED STATES OF AMERICA OR ANY FOREIGN SECURITIES LAWS. BY ITS ACCEPTANCE OF THIS CERTIFICATE (OR INTEREST HEREIN) THE HOLDER (OR OWNER) OF THIS CERTIFICATE (OR SUCH INTEREST) IS DEEMED TO REPRESENT TO WHOLESALE AUTO RECEIVABLES LLC OR ITS ASSIGNEE OR SUCCESSOR (THE “DEPOSITOR”) AND THE OWNER TRUSTEE THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT AND IS ACQUIRING THIS CERTIFICATE (OR INTEREST HEREIN) FOR ITS OWN ACCOUNT (AND NOT FOR THE ACCOUNT OF OTHERS) OR AS A FIDUCIARY OR AGENT FOR OTHERS (WHICH OTHERS ALSO ARE QUALIFIED INSTITUTIONAL BUYERS). NEITHER THE DEPOSITOR NOR THE OWNER TRUSTEE SHALL BE OBLIGATED TO REGISTER THE CERTIFICATES UNDER THE SECURITIES ACT, QUALIFY THE CERTIFICATES UNDER THE SECURITIES LAWS OF ANY STATE OR PROVIDE REGISTRATION RIGHTS TO ANY PURCHASER OR HOLDER THEREOF.
          NO SALE, PLEDGE OR OTHER TRANSFER OF THIS CERTIFICATE (OR INTEREST HEREIN) MAY BE MADE BY ANY PERSON UNLESS EITHER (i) SUCH SALE, PLEDGE OR OTHER TRANSFER IS MADE TO THE DEPOSITOR, (ii) SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, SUCH SALE, PLEDGE OR OTHER TRANSFER IS MADE TO A PERSON WHOM THE TRANSFEROR REASONABLY BELIEVES AFTER DUE INQUIRY IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A), ACTING FOR ITS OWN ACCOUNT (AND NOT FOR THE ACCOUNT OF OTHERS) OR AS A FIDUCIARY OR AGENT FOR OTHERS (WHICH OTHERS ALSO ARE QUALIFIED INSTITUTIONAL BUYERS) TO WHOM NOTICE IS GIVEN THAT THE SALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (iii) SUCH SALE, PLEDGE OR OTHER TRANSFER IS OTHERWISE MADE IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS

OF THE SECURITIES ACT, IN WHICH CASE (A) THE OWNER TRUSTEE SHALL REQUIRE THAT BOTH THE PROSPECTIVE TRANSFEROR AND THE PROSPECTIVE TRANSFEREE CERTIFY TO THE OWNER TRUSTEE AND THE DEPOSITOR IN WRITING THE FACTS SURROUNDING SUCH TRANSFER, WHICH CERTIFICATION SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE OWNER TRUSTEE AND THE DEPOSITOR, AND (B) THE OWNER TRUSTEE SHALL REQUIRE A WRITTEN OPINION OF COUNSEL (WHICH SHALL NOT BE AT THE EXPENSE OF THE DEPOSITOR OR THE OWNER TRUSTEE) SATISFACTORY TO THE DEPOSITOR AND THE OWNER TRUSTEE TO THE EFFECT THAT SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES ACT. NO SALE, PLEDGE OR OTHER TRANSFER MAY BE MADE TO ANY ONE PERSON FOR CERTIFICATES WITH A FACE AMOUNT OF LESS THAN $2,500,000 (OR SUCH OTHER AMOUNT AS THE DEPOSITOR MAY DETERMINE IN ORDER TO PREVENT THE TRUST FROM BEING TREATED AS A “PUBLICLY TRADED PARTNERSHIP” UNDER SECTION 7704 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), BUT IN NO EVENT LESS THAN $2,500,000) AND, IN THE CASE OF ANY PERSON ACTING ON BEHALF OF ONE OR MORE THIRD PARTIES (OTHER THAN A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE SECURITIES ACT) ACTING IN ITS FIDUCIARY CAPACITY), FOR CERTIFICATES WITH A FACE AMOUNT OF LESS THAN SUCH AMOUNT FOR EACH SUCH THIRD PARTY. ANY ATTEMPTED TRANSFER IN CONTRAVENTION OF THE IMMEDIATELY PRECEDING RESTRICTION WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEROR WILL CONTINUE TO BE TREATED AS THE OWNER OF THE CERTIFICATES FOR ALL PURPOSES.
          THIS CERTIFICATE (OR AN INTEREST HEREIN) MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF (i) AN “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), THAT IS SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA, (ii) A PLAN DESCRIBED IN SECTION 4975(e)(1) OF THE CODE, OR (iii) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT BY AN EMPLOYEE BENEFIT PLAN OR PLAN IN SUCH ENTITY. THIS CERTIFICATE (OR AN INTEREST HEREIN) ALSO MAY NOT BE ACQUIRED BY OR FOR THE ACCOUNT OF AN EMPLOYEE BENEFIT PLAN OR PLAN THAT IS NOT SUBJECT TO THE PROVISIONS OF TITLE I OF ERISA (INCLUDING, WITHOUT LIMITATION, FOREIGN OR GOVERNMENTAL PLANS) IF SUCH ACQUISITION WOULD RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER, OR A VIOLATION OF, ANY APPLICABLE LAW THAT IS SUBSTANTIALLY SIMILAR TO ERISA OR SECTION 4975 OF THE CODE. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THIS CERTIFICATE WILL BE

DEEMED TO HAVE REPRESENTED AND WARRANTED THAT IT IS NOT SUBJECT TO THE FOREGOING LIMITATIONS, AND, IF REQUESTED TO DO SO BY THE DEPOSITOR, SUCH PERSON SHALL EXECUTE AND DELIVER TO THE OWNER TRUSTEE AN UNDERTAKING LETTER TO SUCH EFFECT IN THE FORM SPECIFIED IN THE TRUST AGREEMENT.
          IF THERE IS MORE THAN ONE OWNER OF THE CERTIFICATES, EACH CERTIFICATEHOLDER OR CERTIFICATE OWNER, BY ACCEPTING THIS CERTIFICATE (OR INTEREST HEREIN), (i) EXPRESSES ITS INTENTION THAT THE CERTIFICATES WILL QUALIFY UNDER APPLICABLE TAX LAW AS PARTNERSHIP INTERESTS IN A PARTNERSHIP, WITH THE ASSETS OF THE PARTNERSHIP BEING THE ASSETS HELD BY THE TRUST, AND (ii) UNLESS OTHERWISE REQUIRED BY APPROPRIATE TAXING AUTHORITIES, AGREES TO TREAT THE CERTIFICATES AS INTERESTS IN SUCH A PARTNERSHIP FOR PURPOSES OF FEDERAL INCOME, STATE AND LOCAL INCOME AND FRANCHISE TAXES, MICHIGAN SINGLE BUSINESS TAX AND ANY OTHER TAXES IMPOSED UPON, MEASURED BY OR BASED UPON GROSS OR NET INCOME.
          EACH CERTIFICATEHOLDER OR CERTIFICATE OWNER, BY ITS ACCEPTANCE OF THIS CERTIFICATE (OR INTEREST HEREIN), COVENANTS AND AGREES THAT SUCH CERTIFICATEHOLDER OR CERTIFICATE OWNER, AS THE CASE MAY BE, SHALL NOT, PRIOR TO THE DATE WHICH IS ONE YEAR AND ONE DAY AFTER THE TERMINATION OF THE TRUST AGREEMENT, ACQUIESCE, PETITION OR OTHERWISE INVOKE OR CAUSE THE DEPOSITOR TO INVOKE THE PROCESS OF ANY COURT OR GOVERNMENTAL AUTHORITY FOR THE PURPOSE OF COMMENCING OR SUSTAINING A CASE AGAINST THE DEPOSITOR UNDER ANY FEDERAL OR STATE BANKRUPTCY, INSOLVENCY, REORGANIZATION OR SIMILAR LAW OR APPOINTING A RECEIVER, LIQUIDATOR, ASSIGNEE, TRUSTEE, CUSTODIAN, SEQUESTRATOR OR OTHER SIMILAR OFFICIAL OF THE DEPOSITOR OR ANY SUBSTANTIAL PART OF ITS PROPERTY, OR ORDERING THE WINDING-UP OR LIQUIDATION OF THE AFFAIRS OF THE DEPOSITOR.
Superior Wholesale Inventory Financing Trust 2007-AE-1
FLOATING RATE ASSET BACKED CERTIFICATES, CLASS 2007-A
evidencing a fractional undivided interest in the Trust, as defined below, the property of which includes a pool of Wholesale Auto Receivables generated from time to time in a portfolio of revolving financing arrangements with dealers to finance automobile and other vehicle inventories and collections thereon and certain other property.

(This Certificate does not represent an interest in or obligation of Wholesale Auto Receivables LLC, GMAC LLC, General Motors Corporation, the Owner Trustee or any of their respective affiliates, except to the extent described in the Basic Documents.)
          THIS CERTIFIES THAT _____________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in Superior Wholesale Inventory Financing Trust 2007-AE-1 (the “Trust”) formed by Wholesale Auto Receivables LLC, a Delaware limited liability company.
          The Trust was created pursuant to a Trust Agreement, dated as of February 13, 2007 (as amended and supplemented from time to time, the “Trust Agreement”), between the Depositor and HSBC Bank USA, National Association, as owner trustee (the “Owner Trustee”), a summary of certain of the pertinent provisions of which is set forth below. To the extent not otherwise defined herein, the capitalized terms used herein have the meanings assigned to them in the Trust Agreement.
          This Certificate is one of the duly authorized Certificates designated as “Floating Rate Asset Backed Certificates, Class 2007-A” (the “Certificates”). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, the terms of which are incorporated herein by reference and made a part hereof, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such holder is bound.
          Under the Trust Agreement, there shall be distributed on the 15th day of each month or, if such 15th day is not a Business Day, the next succeeding Business Day, commencing on March 15, 2007 (each, a “Monthly Distribution Date”), to the person in whose name this Certificate is registered on the related Record Date (as defined below), interest accrued hereon to the extent of funds available therefor and such Certificateholder’s fractional undivided interest in the amount of distributions in respect of Certificate Balance to be distributed to Certificateholders on such Monthly Distribution Date. Interest shall accrue on this Certificate at the applicable Certificate Rate (as set forth on the reverse hereof) on the Certificate Balance represented by this Certificate (without reduction for any unreimbursed Trust Charge-Offs or Reallocated Principal Amounts), and interest accrued hereon as of any Monthly Distribution Date but not distributed on such Monthly Distribution Date shall be due on the next Monthly Distribution Date. No distributions of Certificate Balance shall be made on any Certificate until all Notes have been paid (or provided for) in full. The entire unpaid Certificate Balance on this Certificate shall be due and payable on the Monthly Distribution Date in January 2012 (the “Stated Final Distribution Date”). However, the actual distribution in full of the Certificate could occur sooner or later than such date. The “Record Date,” with respect to any Monthly Distribution Date, means the last day of the preceding Collection Period.
          The distributions in respect of Certificate Balance and interest on this Certificate are payable in such coin or currency of the United States of America as at the time of distribution is legal tender for payment of public and private debts. All distributions made by the Trust with respect to this Certificate shall be applied first to interest due and payable on this Certificate as provided above and then to the unpaid distributions in respect of Certificate Balance of this Certificate.
          The Holder of this Certificate acknowledges and agrees that its rights to receive distributions in respect of this Certificate are subordinated to the rights of the Noteholders as and to the extent described in the Trust Sale and Servicing Agreement and the Indenture.
          Each Certificateholder or Certificate Owner, by its acceptance of a Certificate (or interest therein), covenants and agrees that such Certificateholder or Certificate Owner, as the case may be, shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding-up or liquidation of the affairs of the Depositor. By its acceptance of this Certificate, the Depositor agrees that it shall not be deemed to have approved the commencement of a voluntary proceeding in bankruptcy relating to the Trust for purposes of Section 4.3 of the Trust Agreement unless such commencement was approved by the affirmative vote of all of the members of the Depositor’s board of directors.
          Distributions on this Certificate shall be made as provided in the Trust Agreement without the presentation or surrender of this Certificate or the making of any notation hereon, to each Certificateholder of record on the immediately preceding Record Date either by wire transfer, in immediately available funds, to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided to the Certificate Registrar appropriate written instructions at least five Business Days prior to such Record Date, or, if not, by check mailed to such Certificateholder at the address of such Holder appearing in the Certificate Register. Except as otherwise provided in the Trust Agreement and notwithstanding the above, the final distribution on this Certificate shall be made after due notice by the Owner Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office maintained for such purpose by the Owner Trustee in the City of New York.
          Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
          Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Owner Trustee by manual signature, this Certificate shall not entitle the holder hereof to any benefit under the Trust Agreement or the Trust Sale and Servicing Agreement or be valid for any purpose.
          THIS CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF OR OF ANY OTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND

REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          IN WITNESS WHEREOF, the Owner Trustee, on behalf of the Trust and not in its individual capacity, has caused this Certificate to be duly executed.
Dated: ________

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST 2007-AE-1 By: HSBC Bank USA, National Association, not in its individual capacity but solely as Owner Trustee
By:
Name:
Title:

OWNER TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     This is one of the Certificates referred to in the within-mentioned Trust Agreement.

HSBC Bank USA, National Association, not in its individual capacity but solely as Owner Trustee
By:
Name:
Title:

REVERSE OF CERTIFICATE
          The Certificates do not represent an obligation of, or an interest in, the Depositor, the Servicer, GMAC LLC, General Motors Corporation, the Indenture Trustee, the Owner Trustee or any affiliates of any of them and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated herein or in the Trust Agreement or the Basic Documents. In addition, this Certificate is not guaranteed by any governmental agency or instrumentality and is limited in right of payment to certain collections and recoveries with respect to the Receivables held by the Trust (and certain other amounts), all as more specifically set forth herein, in the Trust Agreement and the Trust Sale and Servicing Agreement. A copy of each of the Trust Sale and Servicing Agreement and the Trust Agreement may be examined during normal business hours at the principal office of the Depositor, and at such other places, if any, designated by the Depositor, by any Certificateholder upon written request.
          The Trust Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Trust Agreement at any time by the Depositor and the Owner Trustee with the consent of the Noteholders whose Notes evidence not less than a majority of the Outstanding Amount of the Notes as of the close of business on the preceding Monthly Distribution Date and the consent of Certificateholders whose Certificates evidence not less than a majority of the Voting Interests as of the close of business on the preceding Monthly Distribution Date. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and on all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Trust Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates or the Notes.
          The term “Certificate Rate” as used in this Certificate means, with respect to any Monthly Distribution Date, One-Month LIBOR plus 2.50%.
          As provided in the Trust Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies of the Certificate Registrar maintained by the Owner Trustee in the City of New York, accompanied by (i) a written instrument of transfer in form satisfactory to the Owner Trustee and the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, (ii) any certificate and/or Opinion of Counsel required by Section 9.12(b) of the Trust Agreement, and (iii) if requested by the Depositor, the Undertaking Letter required by Section 9.12(a) of the Trust Agreement, and thereupon one or more new Certificates of the same class of authorized denominations evidencing the same aggregate interest in the Trust shall be issued to the designated transferee.
          The initial Certificate Registrar appointed under the Trust Agreement is HSBC Bank USA, N.A.

          The Certificates (other than those issued to the Depositor or its affiliates) are issuable only as registered Certificates without coupons in denominations of $2,500,000 or greater (or such other amount as the Depositor may determine in order to prevent the Trust from being treated as a “publicly traded partnership” under Section 7704 of the Code, but in no event less than $2,500,000). As provided in the Trust Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same class of authorized denominations evidencing the same aggregate denomination, as requested by the Holder surrendering the same; provided, however, that no Certificate (other than those issued to the Depositor or its affiliates) may be subdivided upon transfer or exchange in a manner such that the resulting Certificate if it had been sold in the original offering would have had an initial offering price of less than $2,500,000 (or such other amount as the Depositor may determine in order to prevent the Trust from being treated as a “publicly traded partnership” under Section 7704 of the Code, but in no event less than $2,500,000). No service charge shall be made for any such registration of transfer or exchange, but the Owner Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.
          The Owner Trustee, the Certificate Registrar and any agent of the Owner Trustee or the Certificate Registrar may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Owner Trustee, the Certificate Registrar or any such agent shall be affected by any notice to the contrary.
          The obligations and responsibilities created by the Trust Agreement and the Trust created thereby shall terminate upon the distribution to Certificateholders of all amounts required to be paid to them pursuant to the Trust Agreement and the Trust Sale and Servicing Agreement and the disposition of all property held as part of the Trust.

CERTIFICATE OF TRANSFER
FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto
PLEASE INSERT SOCIAL SECURITY
OR OTHER IDENTIFYING NUMBER
OF ASSIGNEE
(Please print or type name and address, including postal zip code, of assignee)
the within Certificate, and all rights thereunder, hereby irrevocably constituting and appointing __________________________________________________________ Attorney to transfer said Certificate on the books of the Certificate Registrar, with full power of substitution in the premises.
          In connection with any sale, pledge or transfer of this Certificate the undersigned hereby represents to the Owner Trustee and the Depositor that such sale, pledge or transfer is being made to a person whom the undersigned reasonably believes after due inquiry is a “qualified institutional buyer” (as defined in Rule 144A under the United States Securities Act of 1933, as amended) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are qualified institutional buyers) to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A.
If such sale, pledge or other transfer is being made pursuant to (a) above, the undersigned acknowledges that such institutional investor must execute a certificate substantially in the form specified in the Trust Agreement.

Dated:		*

	Signature Guaranteed:	*

*	NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Certificate in every particular, without alteration, enlargement or any change whatever. Such signature must be guaranteed by a member firm of the New York Stock Exchange or a commercial bank or trust company.

EXHIBIT B
INVESTOR LETTER
Wholesale Auto Receivables LLC
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
HSBC Bank USA, National Association
10 East 40th Street
14th Floor
New York, NY 10016
Ladies and Gentlemen:
     In connection with our proposed purchase of a one or more Floating Rate Asset-Backed Certificates, Class 2007-A (the “Certificates”), representing a fractional undivided interest in the Superior Wholesale Inventory Financing Trust 2007-AE-1, issued under a trust agreement, to be dated as of February 13, 2007 (the “Trust Agreement”), between Wholesale Auto Receivables LLC, a Delaware limited liability company (the “Depositor”) and HSBC Bank USA, National Association, as owner trustee, acting thereunder not in its individual capacity but solely as owner trustee of the Trust (the “Owner Trustee”), we confirm that:
     1. We understand that the Certificate has not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any jurisdiction and may not be sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that such Certificates (or an interest therein) may be resold, pledged or transferred only (i) to the Depositor, (ii) so long as such Certificates are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a person whom the transferor reasonably believes after due inquiry to be a “qualified institutional buyer” as defined in Rule 144A acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are “qualified institutional buyers”) to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (iii) in a sale, pledge or other transfer made in a transaction otherwise exempt from the registration requirements of the Securities Act, in which case (A) the Owner Trustee shall require that both the prospective transferor and the prospective transferee certify to the Owner Trustee and the Depositor in writing the facts surrounding such transfer, which certification shall be in form and substance satisfactory to the Owner Trustee and the Depositor, and (B) the Owner Trustee shall require a written opinion of counsel (which will not be at the expense of the Depositor or the Owner Trustee) satisfactory to the Depositor and the Owner Trustee to the effect that such transfer will not violate the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. We will notify any purchaser of the Certificates (or an interest therein) from us of the above resale restrictions, if then applicable. We further understand that in connection with any transfer of the Certificates (or interest therein) by us that the Depositor and the Owner Trustee may request, and if so requested we will furnish, such certification and other information as they may reasonably require to confirm that any such transfer complies with the foregoing restrictions. We understand that no sale, pledge or other transfer may be made to any one person for Certificates (or an interest therein) with a face amount of less than $2,500,000 (or such other amount as the Depositor may determine in order to prevent the Trust from being treated as a “publicly traded partnership” under Section 7704 of the United States Internal Revenue Code of 1986, as amended, but in no event less than $2,500,000) and, in the case of any person acting on behalf of one or more third parties (other than a bank (as defined in Section 3(a)(2) of the Securities Act) acting in its fiduciary capacity), for Certificates with a face amount of less than such amount for each such third party. Any attempted transfer will be void ab initio and the purported transferor will continue to be treated as the owner of the Certificates for all purposes. We understand that no sale, pledge or other transfer of the Certificates may be made to (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the provisions of Title I of ERISA, (ii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) any entity whose underlying assets include plan assets by reason of investment by an employee benefit plan or plan in such entity, or (iv) an employee benefit plan or plan that is not subject to the provisions of Title I of ERISA (including, without limitation, foreign or governmental plans) if such sale, pledge or other transfer would result in a non-exempt prohibited transaction under, or a violation of, any applicable law that is substantially similar to ERISA or Section 4975 of the Code.
     2. We are a “qualified institutional buyer” as defined under Rule 144A under the Securities Act and are acquiring the Certificates (or an interest therein) for our own account (and not for the account of others) or as a fiduciary or agent for others (which others also are “qualified institutional buyers”). We are familiar with Rule 144A under the Securities Act and are aware that the transferor of the Certificates (or an interest therein) and other parties intend to rely on the statements made herein and the exemption from the registration requirements of the Securities Act provided by Rule 144A. We are aware that we (or any account for which we are purchasing) may be required to bear the economic risk of an investment in the Certificate until such time as the trust terminates, and that we (or such account) are able to bear such risk for such period.

     3. You are entitled to rely upon this letter and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours, (Name of Purchaser)
By:
Date: